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                       U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                     FORM 12b-25
                             NOTIFICATION OF LATE FILING


                                                   SEC FILE NUMBER:      0-17490
                                                      CUSIP NUMBER:    453222101


[ ] Form 10-K and Form 10KSB             [  ] Form 20-F           [  ] Form 11-K
                 [ X ] Form 10-Q and Form 10-QSB          [  ] Form N-SAR

For Period Ended: June 30, 1997

[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR

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Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:   Not Applicable.


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PART I--REGISTRANT INFORMATION

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Full Name of Registrant: In Home Health, Inc. ("Registrant")

Former Name if Applicable:  Not applicable

Address of Principal Executive Office (Street and Number): 601 Carlson Parkway, Suite 500

City, State and Zip Code: Minnetonka, MN 55305-5217

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PART II--RULES 12b-25(b) AND (c)

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If the subject report could not be filed without reasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    [X] (b) The subject Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date; and

    [  ] (c)  The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.

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PART III--NARRATIVE

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State below in reasonable detail the reasons why the Form 10-Q could not be filed within the prescribed time period.

On August 7, 1997, the U.S. Federal District Court in Minneapolis issued a decision adverse to the Company in the Company's appeal of certain rulings by the Health and Human Services Provider Reimbursement Review Board (PRRB) and the Health Care Financing Administration. The Company is evaluating the impact of the decision on its financial statements, including its results of operations, and this evaluation must be completed before the Company completes its Form 10-Q report. Because of the significance of this judicial decision and its unforeseen proximity to the date on which the Form 10-Q is due, the Form 10-Q cannot be filed within the prescribed time period.

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PART IV--OTHER INFORMATION

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    (1)  Name and telephone number of person to contact in regard to this notification:

         Kari Schell                  (612)                    449-7500
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          (Name)                    (Area Code)             (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during


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         the preceding 12 months (or for such shorter period that the
         Registrant was required to file such reports) been filed? If the answer is no, identify report(s).

             [X] Yes                         [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

             [X] Yes                         [ ] No




                                 IN HOME HEALTH, INC.
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                     (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 13, 1997

                                  /s/ Kari Schell
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                                  Kari Schell, Vice President-Treasurer


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